Exhibit 99.1

For Further Information:

Investors:     Stephen E. Tremblay 281-504-4760

Media:         Richard A. Ott 281-504-4720

KRATON PERFORMANCE POLYMERS, INC. ANNOUNCES FIRST QUARTER 2010 RESULTS

— Substantially Improving Sales Volume —

— Revenues, Adjusted EBITDA Up in First Quarter —

— Diluted EPS of $0.64 per share —

— Company Expects Positive Momentum to Continue into the Second Quarter –

HOUSTON, TX. - May 5, 2010 - Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces improved financial results for the quarter ended March 31, 2010.

2010 FIRST QUARTER HIGHLIGHTS

•	Sales volume increased 55% to 73 kilotons

•	Revenues increased 48% to $273 million

•	Adjusted EBITDA improved more than 100% to $43 million, reflecting a margin of 16% of revenues

•	Completed the exit of the Pernis, the Netherlands, facility, with expected savings of $12 million in annual fixed costs

•	Announced several rounds of pricing increases in response to rising raw material and energy costs

•	Witnessing generally positive economic recovery trends, but maintains cautious outlook.

“The operating leverage we created in 2008 and 2009 is becoming clearly visible on our bottom line as volumes continue to recover and grow. The year-over-year volume growth in our first quarter 2010 marks the second consecutive quarter where we have perceived evidence of a recovery in economic conditions, yielding a substantial improvement in earnings compared to the first quarter 2009,” said Kevin M. Fogarty, President and Chief Executive Officer. “The increase in revenues reflects solid volume growth, with the strongest sales growth coming from our Paving and Roofing end use, which was particularly hard-hit by the general economic slowdown. The pull-through effect from increased sales volume and lower costs allowed us to expand Adjusted EBITDA margins to 16%, as compared to (5)% in the first quarter 2009, and 14% in the fourth quarter 2009. In the first quarter 2010, we also announced several rounds of price increases in response to rising raw material and energy costs, consistent with our ‘price right’ strategy.”

	Three Months Ended March 31,
(US $ in thousands, except per share amounts)	2010	2009
Revenues	$272,732	$184,957

Adjusted EBITDA(1) (2)	$42,622	$(9,716)

Net Income (Loss)	$19,795	$(16,461)

Net Income (Loss) per diluted share	$0.64	$(0.85)

Net cash used in operating activities	$72,836	$35,221

(1)	A reconciliation of Adjusted EBITDA to Net Income (Loss) is included in the accompanying financial tables.

(2)	Adjusted EBITDA is EBITDA less restructuring and related charges, non-cash expenses, sponsor fees and gains on the extinguishment of debt.

“Volume growth in the first quarter was broad-based across each of our end uses, and even though below our historical peak first quarter volume, the 73 kilotons of total sales volume is encouraging, and certainly more in line with historical performance,” said Fogarty. “We estimate approximately six kilotons of ‘one-time’ sales volume, the majority of which we associate with customer restocking activities. Thus, excluding such restocking effect, volume growth would have still been greater than 40% as compared to the first quarter of 2009.”

1Q 2010 versus 1Q 2009 Results

Revenues in the first quarter 2010 were $273 million, an increase of approximately 48% compared to first quarter 2009. The increase in revenues was primarily the result of increased sales volume. Sales volume in the first quarter 2010 was 73 kilotons, an increase of 55% compared to first quarter 2009.

Adjusted EBITDA in the first quarter 2010 was $43 million, or 16% of revenue, and represents an increase of approximately $52 million or more than 100% compared to first quarter 2009.

First quarter 2010 net income was $20 million or $0.64 per diluted share, compared with first quarter 2009 net loss of $(16) million or $(0.85) per diluted share. In the first quarter 2009, we realized a gain on the extinguishment of debt which amounted to $1.00 per diluted share.

Cash Flow

Our first quarter generally reflects a use of cash due to the seasonal nature of our Paving and Roofing end use market. Cash used in operating activities of $73 million in the first quarter 2010 was generally in line with our expectations, and represented an increase when compared with $35 million of cash used in operating activities in the first quarter 2009. The increase in cash used in operating activities reflects the increase in sales volume, higher raw material costs, and higher inventory levels commensurate with the increase in sales volume. Net capital expenditures in the first quarter 2010 were $8 million versus $6 million in the first quarter 2009.

END USE MARKET INFORMATION

Revenue in our Adhesives, Sealants and Coatings end use market increased $33 million or approximately 55% to $92 million in the first quarter 2010 compared to the first quarter 2009.

“Our revenue increase in Adhesives, Sealants and Coatings was driven by strength in applications such as non-woven adhesives for diapers, pressure sensitive labels and specialty tapes. In addition, a recovery in shipping led to increased sales into packaging tape applications,” said Fogarty.

Revenue in our Advanced Materials end use market increased $36 million or approximately 65% to $92 million in the first quarter 2010 compared to the first quarter 2009.

“In Advanced Materials, we saw increased demand for personal care applications in Europe and North America and increased demand globally from customers serving the automobile and consumer electronic markets. In addition, our unique innovation grades, designed to provide a PVC-free alternative for both the medical and wire & cable markets, experienced an encouraging start to the year,” stated Fogarty.

Revenue in our Paving and Roofing end use market increased $29 million or approximately 86% to $62 million in the first quarter 2010 compared to the first quarter 2009.

Fogarty noted that “the largest increase in revenue in the first quarter 2010 compared to the first quarter 2009 was in our Paving and Roofing end use market. We experienced positive momentum from customers re-stocking in advance of the summer paving season, and we believe we are beginning to see the impact of the U.S. government highway stimulus funding. With respect to roofing customers, we see clear evidence, by virtue of first quarter 2010 purchases, that our customers have more confidence entering the traditional summer roofing season.”

Revenue in our Emerging Businesses end use market increased $4 million or approximately 42% to $14 million in the first quarter 2010 compared to the first quarter 2009. The increase in revenue was due to the continued expansion of Kraton’s Isoprene Rubber (IR) and Isoprene Rubber Latex (IRL) products in applications such as surgical gloves and condoms.

“I am pleased to report we have confirmed our near-term plans for growth capital expenditures to support our growing isoprene rubber latex business,” said Fogarty. “We will spend an aggregate $37 million in 2010 and 2011 to provide new isoprene rubber capacity at our flagship Belpre, Ohio, site and debottleneck our existing latex capacity at our site in Paulinia, Brazil. We are also continuing to evaluate the best option for additional future IRL expansion, commensurate with growing demand in this end use market.”

FIRST QUARTER 2010 DEVELOPMENTS

•

On December 31, 2009, the company ceased production at its Pernis, the Netherlands, facility. The decommissioning of the site was completed in March, two months ahead of schedule. As a result, the total cash cost to exit the site was lowered from $10 million to $9 million, of which $8 million was paid in the first quarter 2010 and the balance is expected to be paid in the second quarter 2010.

•

We have finalized plans to consolidate our transactional functions as well as much of our European management to a new European central office in Amsterdam, the Netherlands. We believe that with this initiative we will achieve greater operating efficiency as well as service improvements by consolidating core competencies and further exploiting the advantages of our new global SAP system rolled out in 2009. We anticipate minimal impact on existing relationships and specifically no interruption in customer service during the gradual implementation of this transition plan. We expect to incur approximately $6 million to $7 million of restructuring costs, largely in the remainder of 2010. We expect operating cost reductions of more than $2 million on an annual basis starting in 2012 resulting from this consolidation.

•	Beginning in January, 2010 and continuing through April 30, 2010, we announced a number of price increases in response to rising raw material and energy costs.

OUTLOOK

“Our business momentum is encouraging as we enter what has traditionally been our seasonally higher volume second and third quarters. However, we should not extrapolate our most recent quarter’s volume growth through the entire year, as the pace and strength of the economic recovery remains uncertain,” noted Fogarty. “We currently estimate that our second quarter sales volume will continue to yield growth over the prior comparable period.”

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are EBITDA and Adjusted EBITDA. In each case the most directly comparable GAAP financial measure is net income/loss. A table included in this earnings release reconciles these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider EBITDA and Adjusted EBITDA important supplemental measures of our performance and believe they are frequently used by investors and other interested parties in the evaluation of companies in our industry. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. EBITDA and Adjusted EBITDA presented in this earnings release may differ from EBITDA amounts calculated by us under our debt instruments.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Thursday May 6, 2010 at 9:00 a.m. (Eastern Time) to discuss first quarter 2010 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page. Participating on the call from Kraton will be Kevin M. Fogarty, President and Chief Executive Officer; Stephen E. Tremblay, Chief Financial Officer; and David A. Bradley, Chief Operating Officer.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Kraton Conference Call – Passcode: Earnings Call.” U.S./Canada dial-in #: 888-577-8992. International dial-in #: 312-470-7060.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on May 6, 2010 through 5:00 p.m. Eastern Time on May 20, 2010. To hear a replay of the call over the Internet, access Kraton’s Website at www.kraton.com by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page. To hear a telephonic replay of the call, dial 866-415-8391-3861 and International callers dial 203-369-0700.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries, is a leading global producer of engineered polymers and one of the world’s largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by the company almost 50 years ago. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company, offers approximately 800 products to more than 700 customers in over 60 countries worldwide, is the only SBC producer with manufacturing and service capabilities on four continents. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, the largest and most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Performance Polymers, Inc.

# # #

Forward Looking Statements

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.

In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are conditions in the global economy and capital markets, our dependence on LyondellBasell, Shell Chemicals and other suppliers to perform their obligations to us, failure of our suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire, which could increase our cost for these materials and interrupt production, limited availability or increases in prices of raw materials used in our business, our substantial level of indebtedness and the operating and financial restrictions imposed by our debt instruments and related indentures, competitive pressures in the specialty chemicals industry, our ability to continue technological innovation and successful commercial introduction of new products, our ability to protect intellectual property and other proprietary information, losses due to lawsuits arising out of intellectual property infringement and product liability claims, losses due to lawsuits arising out of environmental damage or personal injuries associated with chemical manufacturing, compliance with extensive environmental, health and safety laws, including regulation of our employees’ exposure to butadiene, which could require material expenditures or changes in our operations, the risk of accidents that could disrupt our operations or expose us to significant losses or liabilities, governmental regulations and trade restrictions, exposure to interest rate and currency fluctuations, acts of war or terrorism in the United States or worldwide, political or financial instability in the countries where our goods are manufactured and sold, and other risks and uncertainties described in this press release and our other reports and documents. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in Kraton’s periodic filings with the Securities and Exchange Commission.

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,
	2010	2009
Operating Revenues
Sales	$272,732	$177,866
Other	—	7,091

Total operating revenues	272,732	184,957
Cost of Goods Sold	203,605	176,023

Gross Profit	69,127	8,934

Operating Expenses
Research and development	5,984	4,969
Selling, general and administrative	22,062	18,250
Depreciation and amortization of identifiable intangibles	11,046	12,564

Total operating expenses	39,092	35,783

Gain on Extinguishment of Debt	—	19,491
Equity in Earnings of Unconsolidated Joint Venture	74	74
Interest Expense, net	6,064	8,908

Income (Loss) Before Income Taxes	24,045	(16,192)
Income Tax Expense	4,250	269

Net Income (Loss)	$19,795	$(16,461)

Earnings (Loss) per common share
Basic	$0.64	$(0.85)
Diluted	$0.64	$(0.85)

Weighted average common shares outstanding
Basic	30,674	19,407
Diluted	30,863	19,407

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value)

	March 31, 2010	December 31, 2009
ASSETS

Current Assets
Cash and cash equivalents	$12,050	$69,291
Receivables, net of allowances of $1,279 and $1,335	150,785	115,329
Inventories of products, net	302,838	284,258
Inventories of materials and supplies, net	10,636	10,862
Deferred income taxes	3,107	3,107
Other current assets	26,620	16,770

Total current assets	506,036	499,617
Property, plant and equipment, less accumulated depreciation of $213,150 and $236,558	349,016	354,860
Identifiable intangible assets, less accumulated amortization of $44,692 and $42,741	75,039	75,801
Investment in unconsolidated joint venture	11,592	12,078
Deferred financing costs	6,799	7,318
Other long-term assets	22,352	24,825

Total Assets	$970,834	$974,499

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of long-term debt	$2,304	$2,304
Accounts payable-trade	74,651	93,494
Other payables and accruals	54,395	68,271
Due to related party	16,596	19,006
Insurance note payable	3,201	—

Total current liabilities	151,147	183,075
Long-term debt, net of current portion	382,099	382,675
Deferred income taxes	14,324	13,488
Long-term liabilities	45,821	46,477

Total Liabilities	593,391	625,715

Commitments and contingencies (note 12)
Stockholders’ equity
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued
Common stock, $0.01 par value; 500,000 shares authorized; 30,771 shares issued and outstanding	307	297
Additional paid in capital	323,672	311,665
Retained earnings	19,781	(14)
Accumulated other comprehensive income	33,683	36,836

Total stockholders’ equity	377,443	348,784

Total Liabilities and Stockholders’ Equity	$970,834	$974,499

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three months ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$19,795	$(16,461)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of identifiable intangibles	11,046	12.564
Inventory impairment	—	2,061
Amortization of deferred financing costs	518	1,002
Loss on disposal of fixed assets	3	389
Gain on extinguishment of debt	—	(19,491)
Change in fair value of interest rate swaps	(450)	(421)
Distributed earnings in unconsolidated joint venture	328	359
Deferred income tax expense	909	66
Non-cash compensation related to equity awards	1,332	632
Decrease (increase) in
Accounts receivable	(38,811)	(508)
Inventories of products, materials and supplies	(26,949)	41,238
Other assets	(18,139)	(368)
Increase (decrease) in
Accounts payable-trade, other payables and accruals, and other long-term liabilities	(20,160)	(45,532)
Due to related party	(2,258)	(10,751)

Net cash used in operating activities	(72,836)	(35,221)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(6,466)	(10,279)
Purchase of software	(1,188)	—
Proceeds from sale of property, plant and equipment	—	3,833

Net cash used in investing activities	(7,654)	(6,446)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	25,000	3,000
Repayment of debt	(25,576)	(61,345)
Proceeds from issuance of common stock	11,197	—
Costs associated with the issuance of common stock	(484)	—
Proceeds from insurance note payable	3,201	3,915

Net cash provided by (used in) financing activities	13,338	(54,430)

Effect of exchange rate differences on cash	9,911	7,546

Net decrease in cash and cash equivalents	(57,241)	(88,551)
Cash and cash equivalents, beginning of period	69,291	101,396

Cash and cash equivalents, end of period	$12,050	$12,845

Supplemental Disclosures
Cash paid during the period for income taxes, net of refunds received	$894	$6,382
Cash paid during the period for interest	$9,989	$11,958

KRATON PERFORMANCE POLYMERS, INC.

EBITDA AND ADJUSTED EBITDA

(In thousands)

	Three Months Ended March 31,
	2010	2009
Net Income/(Net Loss)	$19,795	$(16,461)
Plus
Interest expense, net	6,064	8,908
Income tax expense	4,250	269
Depreciation and amortization expenses	11,046	12,564

EBITDA(a)	$41,155	$5,280

	2010	2009
EBITDA(a)	$41,155	$5,280
Add (deduct):
Sponsor fees and expenses	—	500
Restructuring and related charges(b)	135	694
Other non-cash expenses(c)	1,332	3,301
Gain on extinguishment of debt(d)	—	(19,491)

Adjusted EBITDA(a)	$42,622	$(9,716)

(a)	EBITDA and Adjusted EBITDA in the first three months of 2010 were positively impacted by approximately $7.3 million due to the sale of inventory produced when raw material costs were lower than the then current replacement cost. Conversely, in the first three months of 2009, EBITDA and Adjusted EBITDA, as reflected above, were negatively impacted by approximately $34.3 million due to the sale of inventory produced when raw material costs were higher than the then current replacement cost.
(b)	2010 costs consist primarily of legal fees associated with the restructuring of our European organization and 2009 costs consist primarily of costs associated with evaluating merger and acquisition transactions and potential debt refinancing.

Restructuring and related charges discussed above were recorded in the Condensed Consolidated Statements of Operations, as follows.

	Three Months Ended March 31,
	2010	2009
Cost of goods sold	$—	$78
Selling, general and administrative	135	616

Total restructuring and related charges	$135	$694

(c)	For all periods, consists primarily of non-cash compensation. In 2009, also reflects the non-cash inventory impairment to lower inventory from first in first out cost to market value.
(d)	In 2009 reflects the non-recurring cash gain related to the bond repurchase.